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EXHIBIT 10(j)


                                  Paychex, Inc.
                              CHAIRMAN OF THE BOARD
                            COMPENSATION ARRANGEMENT




ARRANGEMENT DESCRIPTION

On October 5, 2004, the Compensation Committee recommended and the Board of Directors approved, effective October 1, 2004, a compensation arrangement for the Chairman of the Board that includes compensation of $140,000 per year, normal employee benefits and no stock options.